Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated August 12, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233P2H8

Pricing Date:		August 12, 2008

Settlement Date:	August 15, 2008

Maturity Date:		September 11, 2009

Principal Amount:	$75,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.15%

All-in Price to Issuer:	99.85%

Net Proceeds to Issuer:	$74,887,500

Floating Rate Index:	Federal Funds Rate

Floating Rate Spread:	+ 50 basis points

Index Source:		Federal Funds Rate
       			(daily weighted average)

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  September 11, 2008 (short first coupon)

Interest Payment Dates:	On the 11th of each March, June, September,
			December, and on the Maturity Date

Interest Reset Dates:	Each Business Day

Interest Determination Dates:  One Business Day prior to each related Interest
             		       Reset Date

Interest Rate Cutoff:  2 Business Days prior to each related Interest
       		       Payment Date

Day Count Convention:	Actual/360

Business Day Convention:  Following, adjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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